     As filed with the Securities and Exchange Commission on April 21, 2000

                                                      Registration No. 333-31474
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                               ------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                            OSI PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                13-3159796
(State or other jurisdiction of incorporation organization)         (I.R.S. Employer Identification No.)

   106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK, 11553 (516) 222-0023
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------

                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            OSI PHARMACEUTICALS, INC.
   106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK 11553, (516) 222-0023
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                        Copies of all communications to:

                         SPENCER W. FRANCK, JR., ESQUIRE
                         SAUL, EWING, REMICK & SAUL LLP
     1500 MARKET STREET, 38TH FLOOR, PHILADELPHIA, PENNSYLVANIA 19102-2186,
                                 (215) 972-1955

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                3,325,000 SHARES

                            OSI PHARMACEUTICALS, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE



         The stockholders named on pages 8-9 are selling up to 3,325,000 shares of OSI's stock.



         OSI's common stock is traded on the Nasdaq National Market under the symbol "OSIP". On April __, 2000, the reported closing price of the common stock was $_______ per share.


                           --------------------------

                         THIS INVESTMENT INVOLVES RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS APRIL __, 2000

                                TABLE OF CONTENTS


RISK FACTORS...............................................................    1


RECENT EVENTS..............................................................   11


USE OF PROCEEDS............................................................   11


SELLING STOCKHOLDERS.......................................................   11


PLAN OF DISTRIBUTION.......................................................   13


AVAILABLE INFORMATION......................................................   14


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   14


LEGAL MATTERS..............................................................   15


EXPERTS....................................................................   15

                                  RISK FACTORS



         We desire to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and of Section 21E and Rule 3b-6 under the Securities Exchange Act of 1934, as amended. Specifically, we wish to alert readers that the following important factors could in the future affect, and in the past have affected, our actual results and could cause our results for future periods to differ materially from those expressed in any forward-looking statements made by or on behalf of OSI. We assume no obligation to update these forward-looking statements.



         ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE MARKET FOR A NUMBER OF REASONS.



         Our success depends on the discovery of new drugs which we can commercialize and take to market. None of our potential products, however, may ever reach the market for a number of reasons. They may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that the products cannot be manufactured on a large scale basis; and therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.






         We have various product candidates in very early stages of development, and we do not expect them to be commercially available for several years, if at all. All of our product candidates are in either a discovery or pre-clinical evaluation phase, except for CP-358,774 and CP-609,754. CP-358,774 prevents the action of a protein called "epidermal growth factor receptor," which is the product of a key cancer-causing gene, or oncogene, that has been identified in a variety of cancers, including ovarian, pancreatic, non-small cell lung, breast, head and neck. CP-609,754 is a compound that prevents the action of an enzyme called "farnesyl transferase." This enzyme modifies another oncogene called ras, which has long been associated with the change of normal cells into cancerous cells, causing colon and bladder tumors. In collaboration with Pfizer Inc, we have completed safety and toxicity studies and have begun clinical trials for CP-358,774, and we have opened an investigational new drug application for clinical trials for CP-609,754. Although these candidates are in the clinical evaluation stage, they will still require significant research and development before our partner Pfizer will be able to market them.

         IF WE OR OUR COLLABORATIVE PARTNERS DO NOT OBTAIN REQUIRED APPROVALS FROM GOVERNMENTAL AGENCIES, THEN OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO MANUFACTURE OR SELL OUR PRODUCTS.



         All of our newly discovered potential products must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The Food and Drug Administration, or FDA, and other regulatory agencies may delay or deny the approval of our proposed products. None of our products have yet received governmental approval and none may ever do so.



         Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. Discovery of previously unknown problems with our product or its manufacturer may require us to withdraw the product from the market. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the FDA's imposition of criminal penalties against the manufacturer and the new drug application holder.






         WE HAVE INCURRED SUBSTANTIAL LOSSES SINCE INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT SEVERAL YEARS WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.



         We have had net operating losses since our inception in 1983. At September 30, 1999, our accumulated deficit was approximately $65.6 million. The net income recorded for the fiscal quarter ended December 31, 1999 is not indicative of our expected future results in the near term. It is a result of two non-recurring events including receipt of a one-time technology access fee from a collaborative partner and a gain from the sale of our diagnostics business. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

         We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for research and development. These expenses include enhancements in our drug discovery technologies and increases in the resources we will devote to our internal proprietary projects , those projects that we undertake without collaborative partners. We do not expect to generate revenues from the sale of our potential products for at least two to three more years.



         IF WE CANNOT OBTAIN ADEQUATE FUNDING FOR OUR RESEARCH AND DEVELOPMENT EFFORTS, WE MAY BE REQUIRED TO LIMIT THE SCOPE OF OUR PRODUCT DEVELOPMENT OR ENTER INTO MORE RESTRICTIVE ARRANGEMENTS WITH COLLABORATIVE PARTNERS.


         Our future capital requirements will depend on many factors, which include:

         - continued scientific progress in our research and development programs;

         -        size and complexity of our research and development programs;

         - progress of pre-clinical testing and early stage clinical trials;

         - time and costs involved in obtaining regulatory approvals for our product candidates;

         - costs involved in filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         -        competing technological and market developments;

         -        establishment of additional collaborative arrangements;

         -        costs of manufacturing arrangements;

         -        costs of commercialization activities; and


         -        costs of obtaining product licenses from others; and



         -        costs of strategic acquisitions, if any.



         We intend to seek funding for our capital requirements through the receipt of revenues from collaborative partners and public or private sales of our securities, including equity securities. We may not be able to obtain adequate funding from collaborative partners or equity financings on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings may dilute the value of the common stock held by our stockholders. If adequate funds are not available, we may be required to significantly curtail one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish our rights to a number of our technologies or product candidates. The reduction or termination of funding from one or more of our collaborative partners would force us to devote additional internal resources to product development, scale back or terminate selected development programs, or seek alternative collaborative arrangements.

         IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY AND PRODUCTS WILL BE SEVERELY LIMITED.


         We currently own 13 U.S. patents and 43 foreign patents. We have 24 pending applications for U.S. patents, one of which has been allowed, and 32 applications for foreign patents, one of which has been allowed. We intend to aggressively seek patent protection for all of the product candidates that we have discovered or developed.



         Our success depends, in part, on our ability and our collaborative partners' ability to obtain patent protection for new product candidates, maintain trade secret protection, and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protection, other companies could offer substantially identical products for sale without incurring the sizable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon the sale of products could be diminished.



         The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.

         The degree of future protection for our proprietary rights will remain uncertain if our pending patent applications are not approved for any reason; we are unable to develop additional proprietary technologies that are patentable; or patents issued do not provide us with a competitive advantage.

         Furthermore, third parties may independently develop similar or alternative technologies; duplicate some or all of our technologies; design around our patented technologies if patents are issued to us; and challenge issued patents.



           IF OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES ARE NOT WILLING TO PAY APPROPRIATE ROYALTIES FOR THE USE OF OUR PATENTED "GENE TRANSCRIPTION ESTATE", THEN WE MAY BE REQUIRED TO EXPEND SUBSTANTIAL AMOUNTS OF FUNDS AND RESOURCES IN ENFORCING THE PATENTS.



         We are seeking to license to other companies rights to use our patented "gene transcription estate" which consists of drug discovery assays that provide a way to identify novel product candidates that can control the activity of genes. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted four licenses to use our gene transcription patent. If other pharmaceutical and biotechnology firms which we believe are using our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between (i) abandoning our licensing strategy or (ii) initiating legal proceedings against those firms. Legal action, particularly patent infringement litigation, is extremely costly. Consequently, our strategy to commercialize our gene transcription patent estate through licensing may not be successful.



         IF WE ARE UNABLE TO MAINTAIN OR ENTER INTO ARRANGEMENTS WITH COLLABORATIVE PARTNERS, OUR ABILITY TO PROCEED WITH RESEARCH AND DEVELOPMENT PROGRAMS, MANUFACTURING AND THE SALE OF OUR PRODUCT CANDIDATES WILL BE LIMITED.


         Our business strategy and limited resources require us to enter into collaborative arrangements with various research partners. We are largely dependent on our collaborative partners for:


         -        clinical development;
         -        regulatory approval;
         -        manufacturing and marketing products;
         -        patent protection and proprietary technology; and
         -        funding.



         Like many small biopharmaceutical companies, our business strategy includes funding from larger pharmaceutical companies that we collaborate with to support some of our research and development programs and the commercialization of our product candidates. In trying to attract partners to collaborate with, we face serious competition from other small biopharmaceutical companies as well as in-house research and development staffs of larger pharmaceutical companies.

Our future development and delivery of many of our products on a timely, profitable and competitive basis depends on the attraction and maintenance of these collaborative partners. If we fail to enter into and maintain acceptable collaborative partnerships, we may not be able to obtain the funding and resources needed to continue certain drug discovery efforts or operate our business profitably.



         IF OUR COLLABORATIVE PARTNERS GIVE OTHER PRODUCTS GREATER PRIORITY THAN OUR PRODUCTS, THEN OUR PRODUCTS MAY BE SUBJECT TO DELAYS IN RESEARCH AND DEVELOPMENT AND MANUFACTURE THAT WILL IMPEDE OUR ABILITY TO TAKE OUR PRODUCTS TO MARKET, WHICH MAY GIVE OUR COMPETITORS THE OPPORTUNITY TO ENTER THE MARKET WITH THEIR PRODUCTS AHEAD OF OUR PRODUCTS. THIS MAY RENDER OUR PRODUCTS OBSOLETE OR MAY RESULT IN LOWER THAN ANTICIPATED REVENUES.



         We rely on collaborative partners to assist with research and development as well as the manufacture of our potential products in their FDA-approved manufacturing facilities. Our collaborative agreements allow our collaborative partners significant discretion in electing to pursue or not to pursue the activities the partners agree to perform for us. We cannot control the amount and timing of resources our collaborative partners devoted to our programs or potential products. Our potential products may be in competition with other products for priority of access to our collaborative partners' research and development and manufacturing facilities. If our collaborative partners do not give significant priority to the research and development or manufacture of our potential products in an effective or timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products to the market on a timely basis could be impaired. Furthermore, we may not be able to enter into any necessary third-party research and development or manufacturing arrangements on acceptable terms, if at all.

         IF OUR COLLABORATIVE AGREEMENTS ARE NOT RENEWED, OUR ABILITY TO PURSUE THE DRUG DISCOVERY EFFORTS THAT ARE THE SUBJECT OF THE AGREEMENTS MAY BE SEVERELY LIMITED.



         Because all of our collaborative programs with pharmaceutical companies have terms of six or fewer years, which is generally less than the period required for the discovery, clinical development and commercialization of most drugs, the continuation of our drug discovery and development programs is dependent on the periodic renewal of our collaborative arrangements. Our collaborative partners can terminate our collaborative research agreements under various circumstances, sometimes on short notice without cause. The termination or non-renewal of any collaborative relationship could delay our research and development efforts arising from that collaboration because we would be forced to focus our efforts on the collaborative programs internally and/or search for and engage new collaborative partners. Our internal costs would inevitably increase as a result, and we may have difficulty recovering these costs.


         CONSOLIDATIONS AMONG COMPANIES WITH WHICH WE ARE ENGAGED IN COLLABORATIVE RESEARCH CAN RESULT IN THE DIMINUTION OR TERMINATION OF, OR DELAYS IN, ONE OR MORE OF OUR COLLABORATIVE PROGRAMS.

         In 1995, the pharmaceutical operations of three companies with which we had collaborative research agreements, Hoechst AG, Hoechst Roussel Pharmaceuticals, Inc. and Marion Merrell Dow Inc., were combined into one entity. This combination resulted in delays in our collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by us. Continued consolidations among large pharmaceutical companies could produce similar results.

         IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM OTHERS, OUR ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.


         The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown. In the case where we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the royalties we may receive on commercialized products.


         THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS OR PRODUCT CANDIDATES.


         Consumers, pharmaceutical companies including our collaborative partners, or others may make product liability claims against us. We do not independently maintain product liability insurance coverage for claims arising from the use of our products in clinical trials as we understand that our collaborative partners maintain this insurance. We may not, however, be named as an insured party on the insurance policy held by our collaborative partners with respect to trials underway by our collaborative partners or others, and we may not be able to obtain insurance in the future at a reasonable cost or in sufficient amounts to protect us. If we do not or cannot maintain adequate insurance coverage, we may incur significant liability if a product liability claim arises.



         IF OUR COMPETITORS SUCCEED IN DEVELOPING TECHNOLOGIES AND PRODUCTS THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR TECHNOLOGIES AND PRODUCTS MAY BE RENDERED OBSOLETE OR NONCOMPETITIVE.



         We face significant competition from industry participants who are pursuing the same technologies we are pursuing and from organizations that are pursuing pharmaceutical products that are competitive with our potential products. Where we are developing products independently, many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to this technology. Rapid technological development may result in our compounds, products or processes becoming obsolete before we recover any expenses incurred to develop these compounds, products or processes.

         A NEW ACCOUNTING POLICY MAY REQUIRE US TO CHANGE OUR REVENUE RECOGNITION POLICIES, THE RESULT OF WHICH WOULD REQUIRE US TO RECOGNIZE REVENUES MORE SLOWLY THAN WE HAVE IN THE PAST.



         We are in the process of assessing the financial impact of staff accounting bulletin, SAB No. 101, "Revenue Recognition in Financial Statements", recently issued by the Securities and Exchange Commission. The staff accounting bulletin expresses the SEC staff's views on the timing of recognition of revenue, including nonrefundable technology access fees received by biotechnology companies in connection with research collaborations with third parties. The SEC staff's position is that in certain circumstances up-front fees, even if nonrefundable, should be deferred and recognized systematically over the term of the related agreement.



         We are still studying the requirements of the staff accounting bulletin and reviewing the research agreements under which we received upfront, nonrefundable fees to determine if we would be required to recognize revenue for these fees over the period of the agreements rather than when the fees are received. If we determine that the staff accounting bulletin applies to some or all of these agreements, we would be required to recognize revenue more slowly than we had in the past. The initial adoption of the staff accounting bulletin may result in the reversal of a portion of previously recorded revenue which would then be recorded over the remaining term(s) of the agreement(s). This would increase the reported loss in the quarter that we adopt the staff accounting bulletin. We intend to adopt the staff accounting bulletin, if applicable to our agreements, no later that the first quarter of our fiscal year ending September 30, 2001 (i.e., the quarter ending December 31, 2000).



         IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN OUR STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR STOCK WHEN DESIRED OR AT DESIRABLE PRICES.



         You should be aware that when the stock price of biotechnology companies falls, our stock price will most likely fall as well. The market price of the common stock of biotechnology and pharmaceutical companies and our common stock has been volatile and may remain volatile for the foreseeable future. If our stock price falls, our stockholders may not be able to sell their stock at desirable prices.

           The following factors may also cause our stock price to fall:


         -        fluctuations in operating results;
         - announcements of technological innovations or new therapeutic products by others;
         -        clinical trial results;
         -        developments concerning strategic alliance agreements;
         -        government regulation;
         -        developments in patent or other proprietary rights;
         -        public concern as to the safety of our drugs;
         - future sales of substantial amounts of our common stock by existing stockholders; and
         -        comments by securities analysts and general market conditions.




         OUR CORPORATE GOVERNANCE DOCUMENTS, AND STATE LAW, PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE CERTAIN TYPES OF TRANSACTIONS INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY.


         Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock. In January 1999, we adopted a shareholders rights plan, commonly referred to as a "poison pill." Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

                                  RECENT EVENTS

         On February 28, 2000, OSI sold a total of 3,325,000 shares of common stock to American Variable Insurance Series Global Small Capitalization Fund; Asset Management Holding Co.; Biotechnology Value Fund, L.P.; Biotechnology Value Fund II, L.P.; Chelsey Capital; Forstmann International Fund, LTD; Forstmann Partners, L.P.; Galleon Healthcare Overseas, Ltd; Galleon Healthcare Partners, LP; International Biotechnology Trust PLC; Investment 10, L.L.C.; Janus Investment Fund; Lone Balsam, L.P.; Lone Cypress, LTD; Lone Sequoia, L.P.; Lone Spruce, L.P.; Merlin BioMed LP; Merlin BioMed Intl LTD; Moore Global Investments, Ltd.; Remington Investment Strategies, L.P.; Sands Point Partners; SMALLCAP World Fund, Inc.; United Capital Management, Inc.; and Ziff Asset Management, L.P. The gross proceeds of the sale were $56,525,000.00. OSI agreed to file the registration statement, of which this prospectus is a part, which enables the selling stockholders to sell their shares. OSI also agreed to reimburse the selling stockholders for liability OSI causes by making any untrue statements of material fact or failing to state a material fact in this registration statement.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of common stock are solely for the account of the selling stockholders. OSI will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

         The table below describes the amount of common stock owned by the selling stockholders on February 28, 2000 and the number of shares of common stock the selling stockholders are selling under this prospectus.

                                                                                    PERCENTAGE OF     PERCENTAGE OF
                                                                    SHARES          SHARES OWNED      SHARES OWNED
                                                  SHARES            OFFERED           PRIOR TO            AFTER
        SELLING STOCKHOLDERS                       OWNED            HEREBY           OFFERING(1)       CLOSING(1)
        --------------------                       -----            ------           -----------       ----------
American Variable Insurance Series
Global Small Capitalization Fund                 14,000            14,000                *                 0

Asset Management Holding Co.                     13,000            13,000                *                 0

Biotechnology Value Fund, L.P.                  801,696            75,000                3.1%              2.8%

Biotechnology Value Fund, II L.P.             1,189,228           115,000                4.6%              4.2%

Chelsey Capital                                  50,000            50,000                *                 0

Forstmann International Fund, LTD                27,000            27,000                *                 0

Forstmann Partners, L.P.                         10,000            10,000                *                 0

Galleon Healthcare Overseas, Ltd                 71,500            71,500                *                 0

Galleon Healthcare Partners, LP                  28,500            28,500                *                 0

International Biotechnology Trust PLC           500,000           500,000                2.0%              0

Investment 10, L.L.C.                            89,337            10,000                *                 *

Janus Investment Fund                         1,855,240         1,000,000                7.2%              3.3%

Lone Balsam, L.P.                                19,750            19,750                *                 0

Lone Cypress, LTD                               204,750           204,750                *                 0

Lone Sequoia, L.P.                               16,500            16,500                *                 0

Lone Spruce, L.P.                                 9,000             9,000                *                 0

Merlin BioMed LP                                200,000            50,000                *                 *

Merlin BioMed Intl LTD                          200,000            50,000                *                 *

Moore Global Investments, Ltd.                  200,100            80,000                *                 *

Remington Investment Strategies, L.P.            49,900            20,000                *                 *

Sands Point Partners                             50,000            50,000                *                 0

SMALLCAP World Fund, Inc.                     1,041,000           561,000                4.1%              1.9%

United Capital Management, Inc.                  50,000            50,000                *                 0

Ziff Asset Management, L.P.                     300,000           300,000                1.2%              0

-------------------------------------

*        Less than 1.0%.

(1)      Based on shares of common stock outstanding as of February 28, 2000.

                              PLAN OF DISTRIBUTION

         Any distribution hereunder of the shares by the selling stockholders may be effected from time to time in one or more of the following transactions:

         - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on Nasdaq or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

         - to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

         - directly or through brokers or agents in private sales at negotiated prices,

         - to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder,

         - through put or call options transactions relating to the shares,

         -                 through short sales of shares, or

         -                 by any other legally available means.

         Also, offers to purchase shares may be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers, if any. The selling stockholders also may, from time to time, authorize dealers, acting as selling stockholders' agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

         OSI has been advised that, as of the date hereof, the selling stockholders have made no arrangements with any broker for the sale of their shares. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the shares may be considered "underwriters" as that term is defined by the Securities Act although the selling stockholders disclaim such status. OSI has agreed to reimburse the selling stockholders against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholders have agreed to reimburse OSI against certain liabilities. OSI has agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public, other than certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders and any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of securities by the selling stockholders. OSI will not receive any proceeds from any sales of the shares pursuant to this prospectus. Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of OSI's common stock by the selling stockholders.

                              AVAILABLE INFORMATION

         OSI has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about OSI and OSI's common stock. OSI also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document OSI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information that OSI has filed electronically. The SEC's website is located at http://www.sec.gov. OSI also maintains its own website which is located at http://www.osip.com.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows OSI to "incorporate by reference" the information OSI provides in documents filed with the SEC, which means that OSI can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that OSI later files with the SEC, modifies and replaces this information. OSI incorporates by reference the following documents OSI has filed with the SEC:

         1. annual report on Form 10-K for the fiscal year ended September 30, 1999, filed with the SEC on December 29, 1999 and amended on January 25, 2000;

         2. current reports on Form 8-K filed with the SEC on December 15, 1999 and March 1, 2000;

         3. quarterly report on Form 10-Q for the quarter ended December 31, 1999, filed with the

                  SEC on February 14, 2000;

         4. proxy statement, dated February 7, 2000, for OSI's 2000 annual meeting of stockholders, filed with the SEC on January 28, 2000; and

         5. The description of OSI's common stock, which is registered under Section 12 of the Exchange Act, contained in OSI's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents OSI has filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone (516) 222-0023. OSI will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. OSI has not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  LEGAL MATTERS

         Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for OSI.

                                     EXPERTS

         The consolidated financial statements of OSI as of September 30, 1999 and 1998, and for each of the years in the three-year period then ended included in OSI's 1999 annual report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

         You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.






                                3,325,000 shares

                            OSI PHARMACEUTICALS, INC.


                                  Common Stock

                               ------------------

                                   Prospectus

                               ------------------




                                April ____, 2000

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by OSI. Other than the SEC registration fee, the amounts stated are estimates.



      SEC registration fee..............................    $      19,777.93
      Accounting fees and expenses......................           15,000.00
      Legal fees and expenses...........................           20,000.00
                                                            ----------------
          Total.........................................    $      54,777.93


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

         OSI's Certificate of Incorporation provides that OSI shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of OSI or another enterprise if said person served such enterprise at the request of OSI. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits OSI to provide broader indemnification rights than said law permitted OSI to provide prior to such amendment. The Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, OSI shall indemnify the person only if such action, suit or proceeding was authorized by OSI's Board of Directors. The Certificate of Incorporation also contains a provision eliminating the liability of directors of OSI to OSI or its stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits OSI to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which OSI would have the power to indemnify such persons under the General Corporation Law of Delaware. OSI maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16. EXHIBITS.

         The following is a list of exhibits filed as part of the Registration
Statement:


       *  4.1     Stock Purchase Agreement by and between OSI and
                  Biotechnology Value Fund, L.P., dated February 24, 2000
                  (included as an exhibit to OSI's current report on Form 8-K filed on March 1, 2000). Each of the selling stockholders have executed Stock Purchase Agreements which are substantially identical to Biotechnology Value Fund L.P.'s Stock Purchase
                  Agreement except as to the parties and the number of shares purchased:



                                                                        Number of
                  Party                                               Shares Purchased
                  -----                                               ----------------
                  American Variable Insurance Series
                  Global Small Capitalization Fund                           14,000

                  Asset Management Holding Co.                               13,000

                  Biotechnology Value Fund, II L.P.                         115,000

                  Chelsey Capital                                            50,000

                  Forstmann International Fund, LTD                          27,000

                  Forstmann Partners, L.P.                                   10,000

                  Galleon Healthcare Overseas, Ltd.                          71,500

                  Galleon Healthcare Partners, LP                            28,500

                  International Biotechnology Trust PLC                     500,000

                  Investment 10, L.L.C.                                      10,000

                  Janus Investment Fund                                   1,000,000

                  Lone Balsam, L.P.                                          19,750

                  Lone Cypress, LTD                                         204,750

                  Lone Sequoia, L.P.                                         16,500

                  Lone Spruce, L.P.                                           9,000

                  Merlin BioMed LP                                           50,000

                  Merlin BioMed Intl LTD                                     50,000

                  Moore Global Investments, Ltd.                             80,000


                  Remington Investment Strategies, L.P.                      20,000

                  Sands Point Partners                                       50,000

                  SMALLCAP World Fund, Inc.                                 561,000

                  United Capital Management, Inc.                            50,000

                  Ziff Asset Management, L.P.                               300,000



       * 5.1 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder


         23.1     Consent of KPMG LLP


        *23.2     Consent of Saul, Ewing, Remick & Saul LLP (included in
                  Exhibit 5.1)




       * 24.1     Power of Attorney (contained on Signature Page)


---------------------------


* FILED AS AN EXHIBIT TO OSI'S REGISTRATION STATEMENT ON FORM S-3 FILED ON MARCH 2, 2000.



ITEM 17. UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filing Incorporating Subsequent Exchange Act Documents By Reference.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April
21, 2000.


                                   OSI PHARMACEUTICALS, INC.


                                   By:  /s/ Colin Goddard
                                      ----------------------------------------
                                        Colin Goddard, Ph.D.
                                        President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                                                  Title                      Date
              ---------                                                  -----                      ----
/s/ COLIN GODDARD, Ph.D.                                             President and              April 21, 2000
-------------------------------------------------               Chief Executive Officer
Colin Goddard, Ph.D.                                                 and Director



/s/ ROBERT L. VAN NOSTRAND                                     Vice President, Chief            April 21, 2000
-------------------------------------------------                  Financial Officer
Robert L. Van Nostrand                                         (principal financial and
                                                                  accounting officer)



/S/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact                         Chairman of                April 21, 2000
-------------------------------------------------              the Board of Directors
Gary E. Frasier


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                            April 21, 2000
---------------------------------------
G. Morgan Browne


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                            April 21, 2000
----------------------------------------
John H. French, II


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                             April 21, 2000
----------------------------------------
Edwin A. Gee, Ph.D.


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                             April 21, 2000
-------------------------------------------
Daryl K. Granner, M.D.


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                             April 21, 2000
-------------------------------------------
Walter M. Lovenberg, Ph.D.


-------------------------------------------                Director
Viren Mehta


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact               Director                             April 21,2000
------------------------------------------
Steven M. Peltzman


------------------------------------------                Director
Sir Mark Richmond, Ph.D.


/s/ ROBERT L. VAN NOSTRAND, Attorney-in-Fact              Director                              April 21, 2000
------------------------------------------
John P. White, Esquire

                                  EXHIBIT INDEX




     Exhibit No.                     Exhibit
     -----------                     -------

       *  4.1     Stock Purchase Agreement by and between OSI and
                  Biotechnology Value Fund, L.P., dated February 24, 2000
                  (included as an exhibit to OSI's current report on Form 8-K filed on March 1, 2000).



       * 5.1 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder



         23.1     Consent of KPMG LLP



        *23.2     Consent of Saul, Ewing, Remick & Saul LLP (included in
                  Exhibit 5.1)




       * 24.1     Power of Attorney (contained on Signature Page)



---------------------------



* FILED AS AN EXHIBIT TO OSI'S REGISTRATION STATEMENT ON FORM S-3 FILED ON MARCH 2, 2000.